Exhibit 99.1

PEDEVCO CORP.
PROFORMA FINANCIAL STATEMENTS

The following unaudited pro forma consolidated balance sheet gives effect to the debt restructuring on the balance sheet of PEDEVCO CORP. as of March 31, 2018, giving effect to the transaction as if the transaction had occurred as of March 31, 2018. The transaction was completed on June 26, 2018. The adjustments include only the debt related transactions with a material effect on the shareholder’s equity, including the new 3-year promissory note of $7.7 million in principal with an 8% annual interest rate (the $9.5 million of new debt shown below as Note Payable – Promissory Note is based on accounting guidance for troubled debt restructuring, which requires that all of the interest to be paid, estimated at $1.8 million, be included in the new debt amount being recorded on the balance sheet); the extinguishment of the existing Tranche B debt with accrued interest; the extinguishment of the subordinated debt with accrued interest; and the extinguishment of the existing Tranche A debt with accrued interest.

PEDEVCO CORP.
UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2018	Pro forma Adjustments	Adjusted March 31, 2018
Assets
Current assets:
Cash	$876		$876
Accounts receivable – oil and gas	351		351
Prepaid expenses and other current assets	160		160
Total current assets	1,387		1,387

Oil and gas properties:
Oil and gas properties, subject to amortization, net	34,359		34,359
Oil and gas properties, not subject to amortization, net	-		-
Total oil and gas properties, net	34,359		34,359

Other assets	85		85
Total assets	$35,831		$35,831

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$350		$350
Accrued expenses	2,219	$(1,600)	619
Revenue payable	578		578
Convertible notes payable – Bridge Notes, net of premiums of $113,000 and $113,000, respectively	588		588
Total current liabilities	3,375	(1,600)	1,775

Long-term liabilities:
Accrued expenses	1,677	(1,677)	-
Accrued expenses – related party	1,994	(1,994)	-
Notes payable – Secured Promissory Notes, net of debt discount of $2,120,000 and $2,603,000, respectively	35,821	(35,821)	-
Notes payable – Secured Promissory Notes – related party, net of debt discount of $919,000 and $1,148,000 respectively	16,543	(16,543)	-
Notes payable – Subordinated – related party	11,831	(11,831)	-
Notes payable – other	4,925	(4,925)	-
Notes payable – Promissory Notes	-	9,500	9,500
Asset retirement obligations	496		496
Total liabilities	77,022	(64,891)	12,131

Commitments and contingencies

Shareholders’ deficit:
Series A convertible preferred stock, $0.001 par value, 100,000,000 shares authorized, 66,625 and 66,625 shares issued and outstanding, respectively	-		-
Common stock, $0.001 par value, 200,000,000 shares authorized; 7,278,754 and 7,278,754 shares issued and outstanding, respectively	7		7
Additional paid-in capital	101,137		101,137
Accumulated deficit	(142,335)	64,891	(77,444)
Total shareholders’ equity (deficit)	(41,191)	64,891	23,700

Total liabilities and shareholders’ equity (deficit)	$35,831	$-	$35,831